UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

bioAffinity Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

bioAffinity Technologies, Inc.

3300 Nacogdoches Road, Suite 216

San Antonio, Texas 78217

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 19, 2025

The following information supplements and amends the proxy statement of bioAffinity Technologies, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on November 7, 2025 (the “Proxy Statement”) and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the Special Meeting (the “Special Meeting”) of Stockholders of the Company to be held on December 19, 2025 and any adjournment or postponement thereof.

The Company is providing this supplement to the Proxy Statement (this “Supplement”) solely to correct the number of shares of common stock outstanding as of November 4, 2025 (the “Record Date”). The number of shares of common stock outstanding as of the Record Date was incorrectly stated in the Proxy Statement as 3,633,815 shares of common stock due to a clerical error. The correct number of shares of common stock outstanding as of the Record Date is 4,498,709, all of which are entitled to vote at the Special Meeting.

The shares of common stock beneficially owned by the Company’s directors and executive officers and five percent stockholders under “Security Ownership of Certain Beneficial Owners and Management” on page 19 of the Proxy Statement, and the number of shares beneficially owned by the Company’s directors and executive officers remain the same and any changes to amounts of percentage ownership as a result of using the correct number of outstanding shares are immaterial.

Effect on Voting

This Supplement does not change the proposal to be acted upon at the Special Meeting, which is described in the Proxy Statement, except as specifically supplemented by the information contained in this Supplement. Proxy cards, voting instruction cards or Internet or telephone votes submitted before the Special Meeting will be voted with respect to all matters properly brought before the Special Meeting as instructed on the proxy card, voting instruction card or by the Internet or telephone vote submission.

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement does not provide all of the information that is important to your voting decisions at the Special Meeting and should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on the proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 5 in the Proxy Statement under the heading “May I change my vote or revoke my proxy?” for instructions on how to do so.

The date of this Supplement is November 12, 2025.

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